Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES

MIDLAND CAPITAL HOLDINGS CORPORATION

Parent	Subsidiary	Ownership	Organization
Midland Capital Holdings Corporation	Midland Federal Savings and Loan Association	100%	Federal

Midland Federal Savings and Loan Association	Midland Service Corporation	100%	Illinois

Midland Service Corporation	MS Insurance Agency, Inc.	100%	Illinois

Midland Service Corporation	Bridgeview Development Company	100%	Illinois

     The financial statements of the Registrant are consolidated with those of its subsidiary.